Exhibit 99.1

BILL Deepens Executive Bench with Addition of Rohini Jain as Chief Financial Officer and Expanded Role for President John Rettig

Global Finance Executive from PayPal, Walmart and General Electric to Join BILL as CFO

President John Rettig to Expand Role, adding Chief Operating Officer Responsibilities to Accelerate Growth for BILL

SAN JOSE, Calif. – June 2, 2025 – BILL (NYSE: BILL), a leading financial operations platform for small and midsize businesses (SMBs), today announced Rohini Jain will join BILL as Chief Financial Officer. Jain will lead finance strategy across BILL, reporting to CEO and Founder, René Lacerte. With Jain joining the executive team on July 7th, John Rettig will take on an expanded role as both President and Chief Operating Officer, to further accelerate growth and category leadership.

“BILL delivers best-in-class technology because we have a best-in-class business. We are executing an ambitious mission powered by the innovation of our platform, the scale of our network, and our vision to leverage AI to deliver intelligent financial capabilities for millions of businesses,” said BILL CEO and Founder René Lacerte. “As an exceptional global finance leader with a strong track record of scaling growth companies, combined with a passion for serving SMBs, Rohini is well positioned to drive the next phase of BILL’s growth.”

“With Rohini’s appointment as CFO, John will take on an expanded role as both President and Chief Operating Officer,” Lacerte said. “John’s focus will be to accelerate BILL’s growth and unlock new opportunities as we unleash our full potential to serve millions of SMBs and accountants in the years to come.”

“BILL is leveraging innovation to level the playing field for businesses that are the fabric of our communities – from newly created businesses, to hyper-scaling startups, and established companies with complex operations. I am excited to help guide and scale BILL into the future, so we can help even more SMBs and firms to succeed,” said Rohini Jain, incoming CFO at BILL. “I’ve seen firsthand how the role of CFO and finance teams is changing fast. AI is transforming the way finance professionals work, and creating new opportunities for business and finance leaders to leverage finance, analytics and strategy to win. I’m joining BILL because this is the team who is leading that technology transformation.”

A Global Finance Executive with Expertise in Accelerating Business Growth

Rohini has more than 20 years of experience shaping and leading finance, product, and operations teams at global fintech, payments, and e-commerce companies, including PayPal, eBay, Walmart, and General Electric. Rohini joins BILL from PayPal, where she most recently served as CFO and SVP of PayPal’s Large Enterprise and Merchant platforms. Rohini has a Masters of Finance from the London School of Economics, and a Chartered Accountant certification from the Institute of Chartered Accountants of India.

About BILL

BILL (NYSE: BILL) is a leading financial operations platform for small and midsize businesses (SMBs). As a champion of SMBs, we are automating the future of finance so businesses can thrive. Our integrated platform helps businesses to more efficiently control their payables, receivables and spend and expense management. Hundreds of thousands of businesses rely on BILL’s proprietary member network of millions to pay or get paid faster. Headquartered in San Jose, California, BILL is a trusted partner of leading U.S. financial institutions, accounting firms, and accounting software providers. For more information, visit bill.com.

Contacts

Press Contact:

Lauren Johns

pr@hq.bill.com

IR Contact:

Karen Sansot

ksansot@hq.bill.com

Source: BILL